

                        COMPUTATION OF PER SHARE EARNINGS

                   (in thousands except per share information)


                                                          FOR THE YEARS ENDED
                                  -------------------------------------------------------------------
                                            1997                  1996                    1995
                                  ------------------      -------------------     -------------------
                                               FULLY                    FULLY                   FULLY
                                  PRIMARY    DILUTED      PRIMARY     DILUTED     PRIMARY     DILUTED


Net Income                        $12,280    $12,280      $10,671     $10,671     $ 9,228     $ 9,228
                                  =======    =======      =======     =======     =======     =======

Weighted average
  common shares
  outstanding                      10,466     10,466       10,393      10,393      10,351      10,351

Incremental shares
  issuable for stock
  options outstanding
  (Treasury Stock Method)             536        657          538         538         465         532
                                  -------    -------      -------      ------      ------     -------

Common and common
  equivalent shares                11,002     11,123       10,931      10,931      10,816      10,883
                                  =======    =======      =======      ======      ======     -------

Earnings per share                 $ 1.12     $ 1.10      $   .98     $   .98      $  .85     $   .85
                                   ======     ======      =======     =======      ======     =======



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